Exhibit 99.1

Tessco Reports Second-Quarter 2019 Financial Results

Quarterly Revenues Grow 9% Year Over Year

Achieves Earnings per Share of $0.14

Quarterly Dividend of $0.20 per Share Declared

HUNT VALLEY, MD, October 25, 2018—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS) today reported financial results for its second quarter of fiscal 2019, ended September 30, 2018.

Second-Quarter Highlights:

•                 Revenue of $158.6 million, up 9% year over year

•                 Year-over-year revenue growth achieved for seventh time in past eight quarters

•                 Revenue growth of 45% in the public carrier market compared with prior-year second quarter

•                 Higher operational expenses resulted in diluted earnings per share of $0.14

•                 Declared quarterly dividend of $0.20 per share

•                 Revenue up 9% for the first six months of fiscal 2019 over the same period of fiscal 2018

	Second Quarter FY 2019	Second Quarter FY 2018	First Quarter FY 2019
Revenue	$158.6M	$145.1M	$150.9M
Earnings per diluted share	$0.14	$0.21	$0.13
EBITDA per diluted share*	$0.33	$0.51	$0.31
Operating margin	1.2%	2.2%	1.2%
Cash balance	$0.0M	$0.2M	$0.0M
Line of credit balance outstanding	$19.7M	$13.3M	$15.8M

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) in the above chart of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Second-Quarter Revenue by Market:

	Year over Year Q2 FY 2019 vs. Q2 FY 2018	Sequential Q2 FY 2019 vs. Q1 FY 2019
Commercial:
Public Carrier	44.7%	(1.7)%
Integrators and VARs	(2.2)%	4.7%
Total Commercial	11.0%	2.3%
Retail	5.9%	11.7%
Total	9.3%	5.1%

“We delivered strong top-line growth of 9% in the second quarter, representing the seventh year-over-year revenue increase in the past eight quarters,” said Murray Wright, President and Chief Executive Officer. “Our second-quarter growth was primarily driven by a 45% year-over-year increase in sales to the Public Carrier ecosystem, where we continue to grow our market share. We are seeing strong results through all four of the Tier 1 carriers, especially with MasTec, AT&T’s largest Turf contractor. We also achieved a 6% increase in the Retail market, where we continue to have strong results with the indirect carrier customers. Finally, while quarterly sales were down slightly in the Integrators and End-User market, we did successfully complete the rollout of a full regionalization model which brings together the former Private Systems, Value-added Reseller and Government markets in one comprehensive sales organization. We believe this strategy positions us well for future success in this market, with better territory alignment, and we have already received positive feedback and incremental opportunities from many of our key suppliers and customers. The enhanced go-to-market strategies that we have been rolling out over the past twelve months and our strong value proposition are resonating well with customers.

“While we achieved 9% revenue growth, our earnings this quarter were impacted by an increase in lower margin Public Carrier sales and higher service costs in the Public Carrier and Retail markets.  Our commitment to serve our project-based and larger retail customers caused us to incur higher freight in, freight out and other operational costs this quarter. This resulted in lower gross margins and increased SG&A expenses.  Despite these increased operational expenses, we are focused on our gross margin improvement initiatives to help offset the pressure from customer mix and freight costs. These initiatives include improved pricing management, improved product mix including growth in both Ventev product lines and our supplier rationalization and profitability programs.  At the same time, we are implementing processes to optimize this rapid growth and drive enhanced earnings.

“Our top-line improvement is the direct result of the sales initiatives we put in place during the past year, and we expect this momentum to continue in the second half of fiscal 2019. As I have said in previous quarters, we expect our growth to result in some variability in quarter-to-quarter earnings. We also continue to expect revenue and earnings growth in fiscal 2019,” concluded Wright.

Second-Quarter 2019 Financial Results

For the fiscal 2019 second quarter, revenues totaled $158.6 million, compared with $145.1 million for the second quarter of fiscal 2018. The increase in revenue was driven by the Company’s Public Carrier and Retail markets.

Gross profit was $31.4 million for the second quarter of fiscal 2019, compared with $29.9 million for the same quarter of fiscal 2018. The 5% increase in second-quarter gross profit year over year was primarily the result of higher total sales. Gross margin was 19.8% of revenue for the second quarter of fiscal 2019, compared with 20.6% in the second-quarter of last year. This decline is primarily due to the larger portion of sales from lower margin carrier market customers as well as increases in freight-in costs related to the growth in project business and expedited international shipments of the Company’s Ventev products to meet customer launch schedules.

Selling, general and administrative (SG&A) expenses increased 11% to $29.5 million, due primarily to freight out costs, higher reserves for bad debts and higher technology costs to support the business.

Net income and earnings per share (EPS) were $1.2 million and $0.14, respectively, for the second quarter of fiscal 2019, compared with $1.8 million, or $0.21 per share, for the prior-year second quarter.

Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.20 per common share payable on November 28, 2018 to common stockholders of record on November 14, 2018. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company currently anticipates year-over-year growth in revenue and profitability in fiscal 2019. While the Company does expect growth in the Public Carrier ecosystem, it also expects this to result in a lower overall year-over-year gross margin, given the lower-margin nature of many of these large carrier relationships.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that Tessco typically ships products within several days after booking orders, which makes it more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Second-Quarter Fiscal 2019 Conference Call

Management will host a conference call to discuss second-quarter fiscal year 2019 results tomorrow, Friday, October 26, 2018 at 8:30 a.m. ET. To participate in the conference call, please call 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #1166507.

A live webcast of the conference call will be available on the Events page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on October 26, 2018 until 11:59 p.m. ET on November 2, 2018 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #1166507. An archived replay of the conference call will also be available on the Events page of the Company’s website.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company’s operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management’s discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended April 1, 2018, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC’s website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following:  termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers’ demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 30, 2018	September 24, 2017	July 1, 2018	September 30, 2018	September 24, 2017

Revenues	$158,636,100	$145,083,500	$150,919,400	$309,555,500	$285,094,300
Cost of goods sold	127,241,400	115,160,400	120,221,300	247,462,700	226,004,400
Gross profit	31,394,700	29,923,100	30,698,100	62,092,800	59,089,900
Selling, general and administrative expenses	29,477,300	26,674,400	28,961,300	58,438,600	54,555,900
Income from operations	1,917,400	3,248,700	1,736,800	3,654,200	4,534,000
Interest, net	244,800	156,500	174,400	419,200	225,100
Income before provision for income taxes	1,672,600	3,092,200	1,562,400	3,235,000	4,308,900
Provision for income taxes	481,800	1,318,300	404,000	885,800	1,852,100
Net income	$1,190,800	$1,773,900	$1,158,400	$2,349,200	$2,456,800

Basic earnings per share	$0.14	$0.21	$0.14	$0.28	$0.29
Diluted earnings per share	$0.14	$0.21	$0.13	$0.27	$0.29

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 30, 2018	April 1, 2018
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$-	$19,400
Trade accounts receivable, net	97,895,300	87,862,300
Product inventory	89,669,300	72,323,000
Prepaid expenses and other current assets	4,918,000	4,489,100
Total current assets	192,482,600	164,693,800

Property and equipment, net	13,775,200	13,662,800
Goodwill, net	11,677,700	11,677,700
Deferred tax assets	715,800	710,500
Other long-term assets	8,377,300	8,678,900
Total assets	$227,028,600	$199,423,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$87,662,400	$67,041,100
Payroll, benefits and taxes	6,027,700	8,291,100
Income and sales tax liabilities	1,139,400	2,339,200
Accrued expenses and other current liabilities	2,935,100	1,370,300
Revolving line of credit	19,741,400	10,835,400
Current portion of long-term debt	16,000	27,300
Total current liabilities	117,522,000	89,904,400

Deferred tax liabilities	-	-
Long-term debt, net of current portion	-	2,300
Other long-term liabilities	1,470,100	1,465,400
Total liabilities	118,992,100	91,372,100

Shareholders’ Equity:
Preferred stock	--	--
Common stock	99,500	99,000
Additional paid-in capital	61,729,400	60,611,900
Treasury stock, at cost	(57,614,100)	(57,503,000)
Retained earnings	103,821,700	104,843,700
Total shareholders’ equity	108,036,500	108,051,600

Total liabilities and shareholder’s equity	$227,028,600	$199,423,700

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Six Months Ended
	September 30, 2018	September 24, 2017	July 1, 2018	September 30, 2018	September 24, 2017

Net Income as reported	$1,190,800	$1,773,900	$1,158,400	$2,349,200	$2,456,800
Add:
Provision for income taxes	481,800	1,318,300	404,000	885,800	1,852,100
Interest, net	244,800	156,500	174,400	419,200	225,100
Depreciation and amortization	900,900	1,041,400	937,100	1,838,000	2,031,000
EBITDA	$2,818,300	$4,290,100	$2,673,900	$5,492,200	$6,565,000
Add:
Stock based compensation	384,772	254,300	320,500	705,272	501,900
EBITDA, adjusted	$3,203,072	$4,544,400	$2,994,400	$6,197,472	$7,066,900

EBITDA per diluted share	$0.33	$0.51	$0.31	$0.64	$0.78
Adjusted EBITDA per diluted share	$0.37	$0.54	$0.35	$0.72	$0.84

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 30, 2018			Three Months Ended September 24, 2017			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$39,694	$-	$39,694	$27,423	$-	$27,423	44.7%	-	44.7%
Integrators and VARs	68,650	-	68,650	70,183	-	70,183	(2.2%)	-	(2.2%)
Retail	-	50,292	50,292	-	47,478	47,478	-	5.9%	5.9%
Total revenues	$108,344	$50,292	$158,636	$97,606	$47,478	$145,084	11.0%	5.9%	9.3%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$4,780	$-	$4,780	$3,777	$-	$3,777	26.6%	-	26.6%
Integrators and VARs	16,912	-	16,912	16,408	-	16,408	3.1%	-	3.1%
Retail	-	9,703	9,703	-	9,738	9,738	-	(0.4%)	(0.4%)
Total gross profit	$21,692	$9,703	$31,395	$20,185	$9,738	$29,923	7.5%	(0.4%)	4.9%
% of revenues	20.0%	19.3%	19.8%	20.7%	20.5%	20.6%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 24, 2017	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$75,515	$59,448	27.0%
Network Systems	22,564	29,180	(22.7%)
Installation, Test and Maintenance	8,891	7,679	15.8%
Mobile Device Accessories	51,666	48,777	5.9%
Total revenues	$158,636	$145,084	9.3%

Product Gross Profit
Base Station Infrastructure	$15,534	$14,086	10.3%
Network Systems	3,561	3,921	(9.2%)
Installation, Test and Maintenance	1,803	1,433	25.8%
Mobile Device Accessories	10,497	10,483	(0.1%)
Total gross profit	$31,395	$29,923	4.9%
% of revenues	19.8%	20.6%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 30, 2018			Three Months Ended July 1, 2018			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total

Public Carrier	$39,694	$-	$39,694	$40,360	$-	$40,360	(1.7%)	-	(1.7%)
Integrators and VARs	68,650	-	68,650	65,547	-	65,547	4.7%	-	4.7%
Retail	-	50,292	50,292	-	45,012	45,012	-	11.7%	11.7%
Total revenues	$108,344	$50,292	$158,636	$105,907	$45,012	$150,919	2.3%	11.7%	5.1%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total

Public Carrier	$4,780	$-	$4,780	$5,626	$-	$5,626	(15.0%)	-	(15.0%)
Integrators and VARs	16,912	-	16,912	15,917	-	15,917	6.3%	-	6.3%
Retail	-	9,703	9,703	-	9,155	9,155	-	6.0%	6.0%
Total gross profit	$21,692	$9,703	$31,395	$21,543	$9,155	$30,698	0.7%	6.0%	2.3%

% of revenues	20.0%	19.3%	19.8%	20.3%	20.3%	20.3%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended September 30, 2018	Three Months Ended July 1, 2018	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$75,515	$74,314	1.6%
Network Systems	22,564	22,777	(0.9%)
Installation, Test and Maintenance	8,891	7,431	19.6%
Mobile Device Accessories	51,666	46,397	11.4%
Total revenues	$158,636	$150,919	5.1%

Product Gross Profit
Base Station Infrastructure	$15,534	$15,716	(1.2%)
Network Systems	3,561	3,663	(2.8%)
Installation, Test and Maintenance	1,803	1,473	22.4%
Mobile Device Accessories	10,497	9,846	6.6%
Total gross profit	$31,395	$30,698	2.3%

% of revenues	19.8%	20.3%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Six Months Ended September 30, 2018			Six Months Ended September 24, 2017			Growth Rates Compared to Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total

Public Carrier	$80,054	$-	$80,054	$54,021	$-	$54,021	48.2%	-	48.2%
Integrators and VARs	134,197	-	134,197	134,709	-	134,709	(0.4%)	-	(0.4%)
Retail	-	95,304	95,304	-	96,364	96,364	-	(1.1%)	(1.1%)
Total revenues	$214,251	$95,304	$309,555	$188,730	$96,364	$285,094	13.5%	(1.1%)	8.6%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total

Public Carrier	$10,406	-	10,406	$7,905	$-	$7,905	31.6%	-	31.6%
Integrators and VARs	32,829	-	32,829	31,980	-	31,980	2.7%	-	2.7%
Retail	-	18,858	18,858	-	19,205	19,205	-	(1.8%)	(1.8%)
Total gross profit	$43,235	18,858	62,093	$39,885	$19,205	$59,090	8.4%	(1.8%)	5.1%

% of revenues	20.2%	19.8%	20.1%	21.1%	19.9%	20.7%

TESSCO Technologies Incorporated

Supplemental Results Summary (in thousands) (Unaudited)

	Six Months Ended September 30, 2018	Six Months Ended September 24, 2017	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$149,829	$118,518	26.4%
Network Systems	45,341	53,017	(14.5%)
Installation, Test and Maintenance	16,322	14,671	11.2%
Mobile Device Accessories	98,063	98,888	(0.8%)
Total revenues	$309,555	$285,094	8.6%

Product Gross Profit
Base Station Infrastructure	$31,250	$28,143	11.0%
Network Systems	7,224	7,750	(6.8%)
Installation, Test and Maintenance	3,276	2,852	14.9%
Mobile Device Accessories	20,343	20,345	(0.0%)
Total gross profit	$62,093	$59,090	5.1%

% of revenues	20.1%	20.7%